Exhibit 10.27.5
[First South Farm Credit Letterhead]

March 27, 2008

Mr. Darrell Dubroc, President
Vanguard Synfuels, L.L.C.
429 Murray Street Suite 700
Alexandria, Louisiana 71301

Dear Mr. Dubroc:

As you are aware, a Loan Agreement governs the lending relationship between First South Farm Credit and Vanguard Synfuels, LLC. During our review of the financial statements for Vanguard
Synfuels, LLC for the period ending 12/31/07, we discovered that the company is not in compliance with the Working Capital Covenant of the financial covenants contained in the Loan Agreement. This letter is intended to act as a waiver of the non-compliance as specifically set forth below.

The undersigned hereby waives the Company’s current non-compliance with the Working Capital covenant of the Loan Agreement, which specifically stated that the Company shall have at the end of FYE l2/31/07 Working Capital of not less than $500,000. At l2/31/2007, the Company reported a Working Capital position of $418,217. If you foresee that the Company may not be able to comply with this requirement, please contact me so we can discuss possible options.

Vanguard represents to First South that, after giving effect to the waiver provided above, no other Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein. In addition, the Loan Agreement, as amended, and each of the other Loan Documents shall otherwise remain in full force and effect in accordance with their respective terms. Except as specifically set forth herein, this non-compliance letter shall not constitute or be deemed or construed as a cure of any other existing defaults under the Loan Agreement.

Sincerely,

/s/ Timothy C. Dupuy

Timothy C. Dupuy
Division Vice President